Exhibit 21.1

SUBSIDIARIES

Name of Subsidiary	Jurisdiction
J.D. Edwards World Solutions Company	Colorado
J.D. Edwards World Source Company	Colorado
J.D. Edwards Holdings Inc.	Colorado
Hornet Acquisition Company	Colorado
J.D. Edwards Australia Pty. Ltd.	Australia
J.D. Edwards & Company Foreign Sales, Inc.	Barbados
J.D. Edwards Belgium N.V./S.A.	Belgium
J.D. Edwards Brasil Limitada	Brazil
J.D. Edwards Canada Ltd.	Canada
J.D. Edwards France SA	France
J.D. Edwards Deutschland GmbH	Germany
J.D. Edwards (Hong Kong) Limited	Hong Kong
J.D. Edwards Europe Ltd.	Ireland
J.D. Edwards Italia S.p.A.	Italy
J.D. Edwards (Japan) K.K.	Japan
J.D. Edwards de Mexico y Compania S. en N.C. de C.V.	Mexico
J.D. Edwards New Zealand Ltd.	New Zealand
J.D. Edwards India Software Pvt. Ltd.	India
J.D. Edwards International B.V.	Netherlands
J.D. Edwards Netherlands B.V.	Netherlands
J.D. Edwards (Asia Pacific) Pte. Ltd.	Singapore
J.D. Edwards S.A. (Proprietary) Limited	South Africa
J.D. Edwards (Korea), Inc.	South Korea
J.D. Edwards España S.L.	Spain
J.D. Edwards Nordic A.B.	Sweden
J.D. Edwards (Schweiz) AG	Switzerland
J.D. Edwards (Taiwan) Pte. Ltd.	Taiwan
J.D. Edwards (U.K.) Ltd.	United Kingdom
J.D. Edwards Nova Scotia Company	Nova Scotia
J.D. Edwards Numetrix Company	Nova Scotia
Numetrix, Inc.	Connecticut
Numetrix B.V.	Netherlands
Numetrix Asia Pte. Ltd.	Singapore
Perfect Business Consulting S.L.	Spain
World Technology Services, Inc. (J.D. Edwards & Company is a 50% owner)	Washington
YOUcentric, Inc.	North Carolina
YOUcentric Ltd.	United Kingdom
YOUcentric EURL	France
YOUcentric GmbH	Germany